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                                                                 EXHIBIT 10.14

                                 CONSULTING AGREEMENT


     THIS CONSULTING AGREEMENT (this "Agreement") is made as of this 15th day of December, 1997 by and between ILD TELESERVICES, INC., a Delaware corporation (hereinafter referred to as the "ILD" or the "Corporation") and STRATACOM, INC., a Georgia corporation (hereinafter referred to as "Consultant").


                                 W I T N E S S E T H:

     WHEREAS, Consultant has unique experience in the telecommunications business;

     WHEREAS, ILD desires to engage Consultant to assist in its telecommunications operations, particularly in the development of its local telephone operations; and

     WHEREAS, Consultant is willing and able to provide consulting assistance to ILD on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

     1. CONSULTING SERVICES. ILD hereby retains Consultant as a consultant, and Consultant hereby agrees to be retained by ILD, for part-time consulting services relating to development of its local telephone operations and to assist in other technical, marketing and engineering issues in the ongoing operations of ILD. Consultant shall not be involved with ILD's management or financial decisions.

     2. TERM AND TERMINATION. The engagement of Consultant hereunder shall commence as of the date hereof and shall continue until September 30, 2002. ILD shall have no rights to terminate the consulting relationship represented hereby.

     3.   FEES AND EXPENSES.

          a. FEES. ILD shall pay to Consultant, as remuneration for Consultant's consulting services hereunder, a consulting fee of $425,000 due and payable on June 1, 1998 and $425,000 due and payable on June 1, 1999.

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          b.    EXPENSES.  Consultant is expected to incur its own expenses, to be reimbursed from the fees specified in a. above.

          c. DELINQUENCY IN PAYMENTS. In the event that the aforesaid consulting fees shall not be remitted when a payment is due, thereafter the unpaid consulting fee installment shall bear interest at the rate of fifteen percent (15%) per annum until the past due remuneration is paid.

     4.   TRADE SECRETS AND CONFIDENTIAL INFORMATION.   Consultant acknowledges
that pursuant to this Consulting Agreement, Consultant may receive and be exposed to certain confidential and proprietary information and materials of ILD, including but not limited to, technical and nontechnical data, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, and lists of actual or potential customers and suppliers, from which ILD derives economic value, actual or potential, from the same not being known to, and not readily ascertainable by proper means by, persons who can obtain economic value from its disclosure or use (hereinafter, "Trade Secrets"). Consultant also acknowledges that it may receive and be exposed to certain confidential and proprietary information and materials of ILD, other than Trade Secrets, that is material and not generally known to the public, such as selling and pricing information and marketing strategies (hereinafter, "Confidential Information"). Consultant hereby agrees that all materials, data and information disclosed to it, or that will be disclosed to it, during the consulting arrangement that are considered Trade Secrets or Confidential Information of the Corporation are and have been disclosed on a confidential basis solely in connection with and as a result of his consulting arrangement, for use solely in connection therewith. Consultant agrees to refrain from any disclosure or further use of: (a) any Trade Secrets of ILD for so long as they remain a Trade Secret; and (b) any Confidential Information of ILD for so long as it remains Confidential Information but for no longer than seven years from the effective date hereof. Upon the termination of this Agreement for any reason, Consultant shall return to ILD any and all materials or property (together with any copies, abstracts, digests or summaries thereof) that are in its possession or under his control that belong to ILD or contain any Trade Secrets or Confidential Information of ILD. Consultant hereby cknowledges and agrees that the prohibitions against disclosure of Trade Secrets or Confidential Data recited herein are in addition to and not in lieu of, any rights or remedies that ILD may have available pursuant to the laws of any jurisdiction or at common law to prevent the disclosure of trade secrets, and the enforcement by any such corporation of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies that it may possess in law or equity absent this Agreement.

     5. INDEPENDENT CONTRACTOR. It is the intention of the parties that Consultant be an independent contractor and not an employee, agent, joint venturer, or partner of ILD. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer


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and employee between ILD and Consultant.  Anything herein to the contrary notwithstanding, the parties hereby acknowledge and agree that ILD shall have no right to control the manner, means, or method by which Consultant performs the services called for by this Agreement. Rather, ILD shall be entitled only to direct Consultant with respect to the elements of services to be performed by Consultant.

     6.   MISCELLANEOUS.

          a. NOTICES. All communications provided for hereunder shall be in notices and shall be deemed to be given when delivered in person or deposited in the United States mail, first class, certified or registered, return receipt requested, with proper postage prepaid and,

          i)   If to Consultant, addressed to:

               STRATACOM, INC.
               407 Highway 229
               Social Circle, Georgia  30025

               with a copy to:

               GERRY, FRIEND & SAPRONOV, LLP
               Three Ravinia Drive
               Suite 1450
               Atlanta, Georgia 30346
               Fax:  (770) 395-0000
               Attn: William Friend, Esq.

          b)   If to ILD:

               14651 Dallas Parkway, Suite 905
               Dallas, Texas 75240
               Fax:  (972) 503-1919
               Attn: Dennis Stoutenburgh

               AND


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               13000 Sawgrass Village Circle
               Suite 5
               Ponte Vedra Beach, Florida 32082
               Fax:  (904) 285-3616
               Attn:  Michael Lewis

               with a copy to:

               CASHIN, MORTON & MULLINS
               Two Midtown Plaza, Suite 1900
               1360 Peachtree Street, N. E.
               Atlanta, Georgia 30309
               Fax:  (404) 870-1529
               Attn:  C. Read Morton, Jr., Esq.

or at such other place or places or to such other person or persons as shall be designated in writing by the parties hereto.


          c. NO ASSIGNMENT; BINDING EFFECT. Consultant may not assign any rights or obligations under this Agreement without the prior written consent of ILD. This Agreement shall inure to the benefit of and shall be binding upon Consultant, its successors and assigns, and ILD and its successors and assigns.

          d. ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings concerning Consultant's consulting relationship with ILD.

          e. GOVERNING LAW; REMEDIES. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Georgia. Should ILD default on any payment due Consultant hereunder, Consultant shall be entitled to collect reasonable attorneys' fees and all other reasonable costs and expenses from ILD. ILD must assert any alleged default by Consultant hereunder within one year of the date of such alleged default or ILD is forever estopped from asserting such claim. Should ILD allege any default by Consultant hereunder within the one-year time frame, then ILD shall provide written notice of such alleged default and Consultant shall thereby have a ninety-day period to cure such alleged default.


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          f.   DISPUTE AND ARBITRATION.  The parties agree that any dispute hereunder shall be submitted to arbitration in accordance with the rules then in effect of the American Arbitration Association (the "AAA"). Arbitration shall be conducted by one arbitrator acting under the rules of commercial arbitration of the AAA in Atlanta, Georgia, U.S.A., or such other place as the parties shall mutually agree upon. ILD shall bear all costs of arbitration except as otherwise allocated by the arbitrator. Any decision, judgment or ruling rising out of arbitration shall be final and binding upon the parties.

          g. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.




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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                              "CONSULTANT"



                              By: /s/ R. P. McFarland
                                 ---------------------------------
                              Title: President
                                    ------------------------------


                              "ILD"
                              ILD TELESERVICES, INC.


                              By: /s/ Dennis J. Stoutenburgh
                                 --------------------------------
                              Name:  Dennis J. Stoutenburgh
                              Title:  President














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